EXHIBIT 10.1

AMENDMENT TO ASSET PURCHASE AGREEMENT

THIS AMENDMENT TO ASSET PURCHASE AGREEMENT (the “Amendment”) is entered into as of the 22nd day of April, 2013, by and among DMCC STAFFING, LLC, an Ohio limited liability company, RFFG OF CLEVELAND, LLC, an Ohio limited liability company (each a “Seller” and together, “Sellers”), General Employment Enterprises, Inc., an Illinois corporation (“Parent”), and Triad Personnel Services, Inc., an Illinois corporation and wholly owned subsidiary of Parent (“Buyer”).

RECITALS

WHEREAS, Sellers, Thomas J. Bean (“Mr. Bean”), Parent and Buyer entered into that certain Asset Purchase Agreement (the "APA") dated as of October 29, 2010, whereby Buyer purchased certain assets of Sellers for the consideration set forth therein; and

WHEREAS, Sellers have asserted certain claims against Buyer and Parent related to payment of the Earnout Payments (the “RFFG Claims”); and

WHEREAS, in May of 2012, Parent made certain payments on behalf of the Sellers in the amount of $60,000 in connection with the RFFG Litigation Matters (defined below)  (the “Prior Payments”); and

WHEREAS, in August of 2012, the Cuyahoga County Common Pleas Court issued a judgment lien against BMPS, Inc., a wholly owned subsidiary of Buyer (“BMPS”), in favor of the Ohio Bureau of Workers’ Compensation pursuant to Case No. JL-12-507995, in the amount of $237,000 plus accrued interest (the “BMPS BWC Lien”), for workers’ compensation premiums owed by Sellers and/or their Affiliates for time periods prior to the Closing Date; and

WHEREAS, in November of 2012, the Ohio Department of Job and Family Services (“ODJFS”) made an inquiry of BMCH, Inc., a wholly owned subsidiary of Buyer (“BMCH”), about the possibility of “transfer in whole” issues that relate to the assets purchased by Buyer from Sellers and Buyer’s management of the Managed Entities (defined below), the letter from the ODJFS also listed the Managed Entities, and such inquiry has created concern as to potential claims that may be made by the ODJFS against BMCH and/or Buyer following their investigation (the “ODJFS Matter”); and

WHEREAS, RFFG, LLC, an Ohio limited liability company and the parent of Sellers (“RFFG”), Sellers, Buyer and Parent entered into (i) that certain Forbearance Agreement dated February 8, 2013, pursuant to which the APA was amended and Parent made certain payments with respect to the RFFG Claims in the amount of $50,000 and (ii) that certain Forbearance Agreement dated March 27, 2013, pursuant to which Parent made certain payments with respect to the RFFG Claims in the amount of $50,000  (together, the “Forbearance Payments”); and

WHEREAS, Buyer has asserted certain claims against RFFG and Sellers related to unpaid management fees owed by TJB HR Solutions, TBS Staffing LLC, Akron Staffing LLC and RHDC Staffing, LLC (collectively, the “Managed Entities”), which Managed Entities are affiliates of RFFG and Sellers, to Buyer in an amount estimated to be $133,000 for management and other services to be performed by Buyer for the Managed Entities pursuant to the Management Agreement (the “Unpaid Management Fees”); and

WHEREAS, Parent and Buyer are aware of certain litigation captioned RFFG, LLC v. Extinct Temps, Inc. et al, Case No. CV-2010-08-5925 in the Common Pleas Court of Summit County and State of Ohio, ex rel., RFFG, LLC v. Ohio Bureau of Workers’ Compensation Case No, 11APA08-647 in the Tenth District Court of Appeals (together, the “RFFG Litigation Matters”), and are concerned that if RFFG is required to make any payments related to either litigation and should fail to do so, that Extinct Temps Inc. and/or the Ohio Bureau of Workers’ Compensation, as applicable, may attempt to assert claims for payment against Parent, Buyer and/or their respective Affiliates; and

WHEREAS, the Purchase Price to be paid under the APA was based upon, among other factors, the assumption that Buyer would manage the Managed Entities pursuant to the Management Agreement for the entire term set forth therein, however, the Management Agreement was prematurely terminated by RFFG and the Managed Entities allegedly causing a reduction in the value of the transaction to Buyer in the amount of $600,000 (the “Management Agreement Offset Amount”; and

WHEREAS, as a result of foregoing claims of the Parties, the Parties desire to amend the APA to provide that the RFFG Claims, as well as any Cash Consideration to paid by Buyer to Sellers in the future, be reduced by the amount of the Forbearance Payments, the Prior Payments, the BMPS BWC Lien, the Unpaid Management Fees and the Management Agreement Offset Amount, and be paid out over time, and that the APA be revised to reflect such reduction in the Cash Consideration and the new payment terms upon the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the covenants, terms and conditions as set forth hereinafter, an in consideration of other good and valuable consideration, the receipt and sufficiency of which is hereby accepted and acknowledged, the parties hereby agree to amend the APA as follows:

1.             Section 2.5(a).  The clause “or additional shares of stock of the Parent (the “Additional Stock Consideration”),” should be inserted after “(the “Cash Consideration”)” and before “as provided in Section 2.5(c) below” in Section 2.5(a).

2.             Section 2.5(c).  Section 2.5(c) shall be deleted in its entirety and the following inserted in its place:

“(c)        The Cash Consideration and Additional Stock Consideration shall be payable by Buyer to Sellers as follows:

(i)           four (4) monthly payments of $50,000 each, payable on the same day of each month, the first payment to be made on April 22, 2013; and then

(ii)          one (1) monthly payment of $350,000 to be made following the fourth payment to be made under Section 2.5(c)(i), but before August 31, 2013; and in addition

(iii)         Buyer will deliver to Sellers (titled as directed by Sellers) one million one hundred thousand (1,100,000) shares of the common stock of Parent as Additional Stock Consideration which shall be delivered as promptly as practicable following the approval of the New York Stock Exchange.  Such amount shall be appropriately adjusted in the event of any split, reverse split or stock dividend as to such common shares.  The certificates representing the same shall bear a restrictive legend in accordance with Rule 144 of the Securities Act of 1933, as amended.

Notwithstanding the foregoing, in Buyer’s sole discretion, Buyer may elect to defer making the payment required by Section 2.5(c)(ii) above, in which case Buyer shall be required to pay to Sellers $450,000 in twenty-four monthly installments of $18,750 each, payable on the same day of each month commencing September 23, 2013 (the “Deferred Payment Option”).  The Parties hereby acknowledge and agree that the difference between the Cash Consideration and all of the payments to be made by Buyer pursuant to Sections 2.5(c)(i) - (iii) above has already been satisfied in full by Buyer, and the amounts to be paid pursuant to Sections 2.5(c)(i) – (iii) above represent all of the amounts that are owed by Buyer to Sellers, or any of their respective Affiliates, as of the date of the Amendment. All of the cash payments to be made pursuant to this Section 2.5(c) shall be made by Buyer to Sellers pursuant to the wire transfer instructions given by Sellers to parent.

Subject to the Deferred Payment Option, in the event that Buyer fails to make any of the payments of Cash Consideration described in this Section 2.5(c) (a “Default”), Sellers shall notify Buyer in writing of such Default (the “Notice”), and Buyer shall have fifteen (15) days following its receipt of the Notice to cure the same; provided that, Buyer shall pay Sellers a late fee equal to $1,000 if Buyer has not cured such Default within five (5) business days following Buyer’s receipt of the Notice.  If Buyer does not cure such Default within such 15-day grace period, then such late payment shall bear interest at the rate of ten percent (10%) per annum until such amount is paid in full.  If Buyer does not cure such Default within ninety (90) days following Buyer’s receipt of the Notice, then Buyer shall deliver to Sellers $100,000 worth of shares of common stock of Parent, and if Buyer does not cure such Default within one hundred eighty (180) days following Buyer’s receipt of the Notice, then Buyer shall deliver to Sellers an additional $100,000 worth of shares of common stock of Parent, up to a maximum of $200,000 worth of shares of common stock of Parent, all of which shares shall be subject to the terms and conditions set forth in Section 2.5(c)(iv) above. The Parties agree that any shares delivered due to a Default shall be valued at the average closing price for shares on the shares’ principal trading market for the 20 trading days prior to the date of Default in respect of which shares are paid.”

3.             Section 2.5(d).  Section 2.5(d) shall be deleted in its entirety and the following inserted in its place “Intentionally deleted.”

4.             Section 2.6.  Section 2.6 shall be deleted in its entirety and the following inserted in its place “Intentionally deleted.”

5.             Section 2.7.  Section 2.7 shall be deleted in its entirety and the following inserted in its place “Intentionally deleted.”

6.             Section 7.1.   The following shall be inserted after “Buyer” in Section 7.1 “and Parent”.  The following shall be inserted after “Buyer’s” in the first parenthetical in Section 7.1 “and Parent’s respective.”

7.             Section 7.1(iv).  The following shall be inserted at the end of Section 7.1(iv): “including, without limitation, the RFFG Litigation Matters.”

8.            Mutual Release.  (a) Sellers and RFFG, on behalf of themselves and all persons claiming by or through them, including, without limitation, any of their respective officers, employees, directors, shareholders, agents, subsidiaries, affiliates, heirs, personal representatives, successors and assigns, or any other person, firm or entity directly or indirectly controlling, controlled by or affiliated with any or all of them (collectively, the “RFFG Group”), hereby releases and forever discharges Buyer and Parent and their respective officers, employees, directors, shareholders, agents, subsidiaries, affiliates, successors and assigns, and any other person, firm or entity directly or indirectly controlling, controlled by or affiliated with any or all of them (collectively, the “GEE Group”), from any and all losses, claims, damages, demands, lawsuits, actions or causes of action, and/or liabilities (collectively, “Losses”) that any or all of the RFFG Group now has, has had, or may hereafter have against any member of the GEE Group, of whatever kind or description whatsoever, whether arising out of tort, contract, common law, statute, or otherwise, in law or in equity, based on, arising out of, or in connection with the RFFG Claims or the Earnout Payments.  These claims and causes of action, if any, from which the RFFG Group releases the GEE Group include, but are not limited to, any claims for reasonable counsel fees and costs and any action sounding in tort, contract, and discrimination of any kind, except as such waiver is prohibited by law.  To be clear, the RFFG Group is not releasing the GEE Group from any of the GEE Group’s obligations under this Amendment.

(b)         The GEE Group hereby releases and forever discharges the RFFG Group, from any and all Losses that any or all of the GEE Group now has, has had, or may hereafter have against any member of the RFFG Group, of whatever kind or description whatsoever, whether arising out of tort, contract, common law, statute, or otherwise, in law or in equity, based on, arising out of, or in connection with the Forbearance Payments, the Prior Payments, BMPS BWC Lien, the Unpaid Management  Fees, the Management Agreement Offset Amount and the payment obligations under the Management Agreement.  These claims and causes of action, if any, from which the GEE Group releases the RFFG Group include, but are not limited to, any claims for reasonable counsel fees and costs and any action sounding in tort, contract, and discrimination of any kind, except as such waiver is prohibited by law. To be clear, the GEE Group is not releasing the RFFG Group from any of the RFFG Group’s obligations under this Amendment, or from any Losses related to the ODJFS Matter or the RFFG Litigation Matters.

9.             Representations Of the Parties.  Each Party to this Amendment hereby warrants and represents to the other that: (a) it has all requisite power and legal authority to execute, deliver and perform this Amendment; (b) this Amendment has been duly executed and delivered and constitutes a legal, valid and binding obligation of such party; (c) no order, consent, approval or authorization of this Amendment by any court or governmental or corporate bodies required in connection with the execution, delivery or performance of this Amendment; (d) this Amendment has been written in understandable language, and all provisions hereof are understood by each Party; (e) each Party has been advised in writing to consult with an attorney prior to the execution of this Amendment; (f) as of the date of this Amendment, it has no knowledge of any matter which is or may reasonably expected to be indemnifiable hereunder or under the APA, other than the matters identified herein.  In addition, RFFG and the Sellers, jointly and severally, represent and warrant to Parent and Buyer that Mr. Bean is not required to be a party to this Amendment and that they will jointly and severally indemnify, defend and hold Parent and Buyer harmless for any and all Losses incurred by either Parent or Buyer as a result of Mr. Bean not being a party to this Amendment, and in additional will pay to Parent and Buyers the sum of $10,000 for a breach of the foregoing representation and warranty.

10.           Confidentiality.  Each Party agrees to keep this Amendment and each of the terms and provisions hereof strictly confidential and to not use or disclose the same for any purpose whatever except to its attorneys or accountants; provided that either party may disclose the terms and conditions of this Amendment (i) as required by any court or other governmental body, or (ii) as otherwise required by law.

11.           Miscellaneous.  The terms and conditions of the APA, as amended, are incorporated herein and made a part hereof by reference as though fully rewritten herein.  Except as modified by this Amendment, the terms and conditions of the APA, as amended, shall remain in full force and effect and shall bind and inure to the benefit of the Parties hereto and their respective successors and assigns.  In the event of a conflict between the terms of the APA and the terms of this Amendment, the terms of this Amendment shall control.  This Amendment may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.  Signatures transmitted via facsimile or PDF shall be deemed to be original signatures. The recitals are an integral part hereof and are hereby incorporated by reference. Capitalized terms not otherwise defined in this Amendment, including the recitals hereto, shall have the meaning ascribed to them in the APA.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto, individually or by their duly appointed representative, have hereunto set their hands and seals effective as of the date set forth above.

SELLERS:

DMCC STAFFING, LLC

By:	/s/ Brandon Simmons
Name: Brandon Simmons
Title: Manager

RFFG OF CLEVELAND, LLC

By:	/s/ Brandon Simmons
Name: Brandon Simmons
Title: Manager

BUYER:

TRIAD PERSONNEL SERVICES, INC.

By:	/s/ Michael Schroering
Name: Michael Schroering
Title: CEO

PARENT:

GENERAL EMPLOYMENT ENTERPRISES, INC.

By:	/s/ Michael Schroering
Name: Michael Schroering
Title: CEO

The undersigned hereby signs this Amendment and agreed to be bound by the provisions of Sections 8, 9 and 10.

RFFG, LLC

By:	/s/ Brandon Simmons
Name: Brandon Simmons
Title: Manager

Signature Page to Amendment to Asset Purchase Agreement